                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                      INTERAMERICAN ACQUISITION GROUP INC.

          InterAmerican Acquisition Group Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          FIRST: The name of the Corporation is "InterAmerican Acquisition Group
Inc.".

          SECOND: The Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the
"Secretary of State") on May 10, 2005.

          THIRD: Article FOURTH of the Certificate of Incorporation is hereby amended by deleting the existing first paragraph and replacing it in its entirety with the following:

               The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 91,000,000 of which
          90,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

               Effective as of December 7, 2005, each five shares of common stock, par value $0.0001 per share, of the Corporation ("Old Common
          Stock"), issued and outstanding at such time shall be automatically reclassified and changed into two shares of Common Stock, without any action by the holder thereof, provided that fractional shares shall be rounded to the nearest whole share (the "Reverse Stock Split").

               Effective as of December 7, 2005, each certificate outstanding and previously representing shares of Old Common Stock shall, until surrendered and exchanged, be deemed, for all corporate purposes, to constitute and represent the number of whole shares of Common Stock into which the issued and outstanding shares of Old Common Stock previously represented by such certificate were converted by virtue of the Reverse Stock Split."

          FOURTH: The proposed amendment to the Certificate of Incorporation was declared advisable and in the best interest of the Corporation by the board of directors (the

"Board") of the Corporation pursuant to the written consent duly adopted by the
Board in accordance with the provisions of Sections 141(f) and 242(b) of the
General Corporation Law of the State of Delaware (the "DGCL") on December 5,
2005 and was subsequently duly adopted in accordance with provisions of Sections
228 and 242(b) of the DGCL by the written consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote on December 5,
2005.

          FIFTH: This Certificate of Amendment shall become effective as of the close of business on the date this Certificate of Amendment is filed with the
Secretary of State.

          IN WITNESS WHEREOF, the undersigned duly authorized officer of the
Corporation has executed this Certificate and affirmed that the statements made herein are true under penalties of perjury this 7th day of December, 2005.

                                      INTERAMERICAN ACQUISITION GROUP INC.

                                      By: /s/ William C. Morro
                                          -----------------------------
                                              William C. Morro
                                              Chairman, Chief Executive Officer
                                              and Chief Financial Officer